Exhibit 10.2

LICENSE AND SERVICE AGREEMENT

This LICENSE AND SERVICE AGREEMENT (“Agreement”) is made and entered into as of October 24, 2018 (“Effective Date”), between Nuo Therapeutics., Inc., a Delaware corporation, with its principal office at 207A Perry Parkway, Suite 1, Gaithersburg, MD 20877 (“Nuo”), and Rohto Pharmaceutical Co., Ltd., a Japanese company, with its principal office at 1-8-1 Tatsumi-nishi, Ikuno-ku, Osaka 544-8666, Japan (“Rohto”). Each of Nuo and Rohto is hereinafter referred to as a “Party” and collectively the “Parties.”

WHEREAS, the Parties entered into the AGREEMENT FOR SALE OF INTELLECTUAL PROPERTY on the even date of October 24, 2018 (“IP Sale Agreement”).

WHEREAS, the Parties entered into the EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT as of December 31, 2014 and the AMENDMENT I TO EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT as of May 28, 2018 (collectively “License Agreement”), and the Parties agree to terminate the License Agreement as fully paid up under the IP Sale Agreement.

WHEREAS, the Parties desire to enter into certain arrangements other than the IP Sale Agreement.

NOW THEREFORE, the Parties hereby agree as follows.

Article 1.      Definition

1.1   “Aurix System” means a point of care cell separation device invented by Nuo which produces a platelet based therapeutic formulation for use on chronic, hard to heal wounds and ulcers.

1.2   “Existing Device Components” means the S-Monovette Syringe, Safety Multifly set and Centrifuge which Nuo is marketing as components of Aurix System in the US as of the Effective Date.

1.3   “Field of Use” means the use of the Aurix System and New Device for all wound care and topical dermatology application in human and animal medicine.

1.4   “Nuo Know-How” means the know how Nuo licensed to Rohto under the License Agreement.

1.5   “New Device” means the modified medical device being developed by Rohto covered by the Patent and the family patent of the Patent in Japan which Rohto will obtain the ownership rights to pursuant to the IP Sale Agreement.

1.6   “Patent” means the patent and/or patent application in the US, Canada, and Mexico set forth in EXHIBIT 1.

1.7   “Brazil Patent” means the patent application in Brazil set forth in EXHIBIT 2.

Article 2.      Sleeping License

2.1   Nuo grants to Rohto a royalty free, non-exclusive license, to use the Patent in the Field of Use in the US, Canada and Mexico which becomes effective if and only if Nuo ceases its business with respect to the Aurix System or executes a non-exclusive license to use the Patent in the Field of Use in the US, Canada, and Mexico to a third party.

Article 3.      Sale of Brazil Patent

3.1   Nuo shall sell, and Rohto shall purchase the rights to patent application with respect to family patent of Nuo Patent in Brazil as set forth in EXHIBIT 2.

3.2   Nuo shall transfer and assign to Rohto such patent rights in Brazil as soon as practically possible.

Article 4.      Know-How License

4.1   Nuo grants to Rohto a royalty free, perpetual, exclusive license, to use the Nuo Know-How in the Field of Use in Brazil and India.

4.2   Nuo warrants that Nuo has no patent rights in India with respect to Aurix System.

4.3   Nuo shall not compete with Rohto in Brazil and India with respect to Rohto’s business by using Aurix System in the Field of Use in Brazil and India.

Article 5.      New Device

5.1   In the event Rohto completes the development of the New Device for commercial use in Japan, Nuo reserves the right to purchase such New Device for the territory of the United States, Canada, and Mexico at the price of Rohto’s procurement cost of the New Device plus fifteen (15)% mark-up thereof. Nuo’s purchase price of such New Devices for its territory other than the United States, Canada, and Mexico shall be discussed and determined by the Parties in good faith.

5.2   In the event Nuo ceases its business with respect to Aurix System or executes a non-exclusive license to use the Patent in the Field of Use in the US, Canada, and Mexico to a third party, Rohto shall have the rights to market the New Device in the US, Canada, and Mexico with its sole discretion.

Article 6.      Supply

6.1   Upon Rohto’s request from time to time, Nuo shall procure the Existing Device Components in the US and supply it to Rohto in Japan.

6.2   Nuo’s supply price of the Existing Device Components shall be Nuo’s procurement cost of the Existing Device Components plus fifteen (15)% mark-up thereof.

6.3   Upon request by Rohto, Nuo shall support Rohto’s communication with the manufacturers of the Existing Device Components.

Article 7.      Consideration

In consideration of the rights granted to Rohto under this Agreement, Rohto shall pay to Nuo the amount of One Hundred Thousand United States dollars ($100,000) by wire transfer of immediately available funds to the following account within fifteen (15) days of the delivery by Nuo of executed documents necessary to accomplish the completion of the transfer of the Brazil Patent described in Article 3.

Company Name:	Nuo Therapeutics, Inc.
Company Address:	207A Perry Parkway, Suite 1, Gaithersburg, MD 20877 USA

Bank Name:	[ ]
Bank Address:	[ ]

Swift Code:	[ ]
ABA Routing Number:	[ ]
ACH Routing Number:	[ ]
Account Number:	[ ]

Article 8.      Term

8.1   This Agreement shall become effective on the Effective Date and shall continue until Nuo ceases its business with respect to Aurix System or transfer the rights to the Aurix System to any third parties.

8.2   Either Party may terminate this Agreement if the other Party breaches any of its material obligations under this Agreement and such breach continues for a period of thirty (30) days following breaching Party’s receipt of written notice from non-breaching Party setting forth the nature of such breach.

8.3   Article 2 and 4 shall survive the termination of this Agreement.

Article 9.      Dispute Resolution

9.1   This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties shall be governed, construed and interpreted in accordance with the laws of the State of New York, without reference to rules of conflicts or choice of laws.

9.2   Any disputes or controversies which may arise between parties in connection with this Agreement shall be finally settled by arbitration. Such arbitration shall be held in English, in Wilmington, Delaware, the United States, pursuant to the Commercial Arbitration Rules of the American Arbitration Association if arbitration proceedings are initiated by Rohto, and in Osaka, Japan, pursuant to the rules of Conciliation and Arbitration of the International Chamber of Commerce if arbitration proceedings are initiated by Nuo. The decision of the arbitrator(s) shall be final and binding, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator(s) shall be authorized to award any relief, whether legal or equitable, to the Party so entitled to such relief.

[Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITHNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed as of the Effective Date.

Nuo Therapeutics, Inc.

  /s/ David E. Jorden

Name: David E. Jorden

Title:  Chief Executive Officer

Rohto Pharmaceutical Co., Ltd

  /s/ Kunio Yamada

Name:  Kunio Yamada

Title:    Chairman (CEO) and President

EXHIBIT 1

Nuo Patents

United States
Patent No.	US 7,927,563

Canada
Patent No.	CA 2775352

Mexico
Patent No.	MX 323018

EXHIBIT 2

Nuo Brazil Patent Application

Patent Application No.	112012007153-0